The Project Group Board Announces Re-Structuring Plan

                      Files for protection under Chapter 11

Houston, Texas - July 15, 2005
The Project Group, Inc. (OTC-PK: PJTG) announced today that it has filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

The decision to file for Chapter 11 protection follows extended discussion by the company's Board of Directors with major shareholders, advisors, and management regarding re-structuring options and alternatives for the Company to maximize shareholder value. The Company previously announced the issues related to the working capital crisis created by the direction of all client payments to its principal lender, and the Internal Revenue Service debt for payroll taxes. Management believes that reorganizing under Chapter 11 will allow the Company to control its working capital for the benefit of shareholders and to continue the growth started in the last year. All of the client contracts are expected to continue in effect and new contracts continue to be awarded. The employee team at The Project Group, Inc. has committed to stay together to continue the growth and enjoy the rewards of the reputation for excellence they have all helped build.

"The Board has directed that we re-structure The Project Group for the benefit of shareholders and this action today ensures that our working capital can be used for those purposes. We look forward to completing our re-structuring plan. We assure our clients that our excellent service record will continue. I have never been prouder of a group of people than I am of The Project Group team who have worked together to move our Company ahead without hesitation." Said Craig Crawford, CEO and President.

      About The Project Group

      The Project Group is a Microsoft Gold Certified Partner in Business Intelligence and Information Worker Solutions, specializing in project management and collaboration that provides enterprise-level business solutions to Oil & Gas, Financial Services, Retail, Hospitality and Pharmaceutical industries. The Project Group provides project management, collaboration, and Sarbanes-Oxley focused consulting services to many Fortune 1000 organizations, including Halliburton, Microsoft and several of the largest Oil and Gas Companies in the world. PJTG was founded in 2001, and is headquartered in Houston, Texas.

Contact:

      The Project Group, Inc., Houston
      Craig Crawford, 281.445.3333

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that these forward-looking statements involve uncertainties and risks that could cause actual performance and results of operations to differ materially from those anticipated by these statements. These risks and uncertainties include issues related to the ability to: obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new opportunities, and the unpredictable nature of business risks; as well as our ability to grow revenues in 2005 and beyond, successfully restructure under Chapter 11, maintain our clients, client contracts and employees, increase shareholder value and other factors set forth in the Company's most recently filed SEC reports. The forward-looking statements contained herein represent the Company's judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The Company assumes no obligation to update the statements contained in this release.

                                       ###